THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

6% UNSECURED PROMISSORY NOTE

Issuance Date:

Principal Amount: $

For value received, Staffing 360 Solutions, Inc., a Nevada corporation (the “Company”), promises to pay to the order of ________________ (“Holder”) the principal sum of $___________, together with interest accrued but unpaid thereon, at the rate and on the terms set forth below in this promissory note (the “Note”). The date of this Note is January 3, 2014 (the “Issuance Date”). This Note is being issued in connection with that certain Stock Purchase Agreement, dated October 30, 2013 as amended December 10, 2013 (the “SPA”), by and between the Company, Initio International Holdings, Inc. and the Shareholders of Initio. All terms not defined herein are defined in the SPA.

1          Repayment. All payments of interest and principal shall be in lawful money of the United States of America in immediately available funds, at the address of the Holder on the books of the Company or at such other place, or by wire transfer of funds to such account of the Holder, as the Holder may designate in writing to the Company. All payments shall be applied first to accrued interest, and thereafter to principal and no Suspension of Payments occurs. Unless the Note is paid as set forth herein, unless as Suspension of Payment occurs, and is continuing payments of principal shall be made in monthly installments in the monthly amount of 1/60th of the principal due on the Issuance Date along with the accrued interests payments, the entire outstanding principal amount of, and all unpaid accrued interest on, the Note shall be due and payable on the 36 month anniversary of the Issuance Date (the “Maturity Date”), provided, however, in the event a Suspension of Payment occurs pursuant to Section 3, below, the Maturity Date shall be extended after the 36 month anniversary equal to the time that a Suspension of Payment shall continue.

2          Interest Rate and Payments; No Security Interest. Interest on the outstanding principal amount shall accrue daily at a rate equal to six percent (6%) per annum. Interest will be calculated on the basis of a 365-day year for the actual number of days elapsed. Interest will accrue from the date hereof until the outstanding principal amount is converted, prepaid or paid in full. Interest and principal shall be payable on a monthly basis, within the fifteenth (15th) day of such month (a “Payment Date”), and such payments of principal and interest shall begin on the first such Payment Date which shall be within the calendar month following the Issuance Date. On the Maturity Date, the Company will pay a balloon payment of the remaining principal amount due under the Note, including all accrued but unpaid interests. Whenever any payment or other obligation hereunder shall be due on a day other than a business day, such payment shall be made on the next succeeding business day. This Note is an unsecured promissory note.

3          Suspension of Payments of Principal and Interest. Notwithstanding any other provisions of this Note, payments due hereunder and the accrual of interest shall immediately be suspended (a "Suspension of Payment") if the Gross Profit of Initio for any twelve (12) month run rate after 31 December 2013 is less than the Gross Profit of Initio for the trailing twelve (12) month run rate on the Issuance Date, in an amount of twenty percent (20%) or more, and shall only be reinstated upon the date which the Gross Margin of Initio exceeds eighty percent (80%) of the Gross Profit for the financial year ended on 31 December 2013 provided, however, that no such suspension shall occur if the shortfall in Gross Margin of Initio referred to in the prior clause results from directly (a) legal or regulatory action (other than caused by a default of Initio and/or the Subsidiaries) that directly impacts Initio in a materially negative manner or (b) is attributable to or is increased directly as a result of any act, omission, transaction or arrangement carried out by or at the written request of the Parent or the Company. For purposes of this Section 3, (i) “Gross Profit” and/or “Gross Margin” shall mean means Revenue less direct costs of services, consisting of payroll, payroll taxes, insurance costs and reimbursable expenses, in a manner as consistently applied by the Group, and in accordance with the Accounting Policies (ii) “Gross Revenues” shall mean total income received from business operations of Initio, conducted as a separate subsidiary or, if Initio is not operated as a separate subsidiary of the Company, the Gross Profit of the division or other internal organization of the Company which includes the business formerly conducted by Initio, prior to any deductions or allowances, as determined in accordance with United Kingdom generally accepted accounting principles consistently applied (“GAAP”) and in accordance with the Accounting Policies and reflected in the financial statements of the Company as audited by the Company’s independent accounting firm (“Audited Statements”) for the relevant fiscal year, (iii) “Cost of Sales” means the direct costs to generate the Gross Revenues including, without limitation, payroll to independent contractors, payroll burdens and insurance obligations for such contractors, as determined in accordance with GAAP and reflected in Audited Statements for the relevant fiscal year; and (iv) "Revenue" means revenue of the Group, determined as follows: (i) revenue for temporary services (recognized at the time that the service is provided and revenue is recorded on a time and materials basis); (ii) temporary contracting revenue (recognized as gross when the company acts as principal in the transaction and is at risk for collection); (iii) revenue that does not meet the criteria for gross revenue reporting (reported on a net basis); (iv) revenue generated when the company permanently places an individual with a client on a contingent basis (recorded at the time of acceptance of employment); and (v) revenue generated when the company places an individual with a client on a retained basis (recorded ratably over the period the services are rendered), in a manner as consistently applied by the Group in accordance with the Accounting Policies.

4          Liquidity Event or Change of Control Prior to Maturity Date. If a Liquidity Event occurs before the Maturity Date, then the Company shall pay to Holder, as part of the Liquidity Event, the amount that Holder would have received had the Note been repaid at the Maturity Date, in full satisfaction of the Company’s obligations under this Note, and Holder shall surrender the original Note to the Company.

For purposes of this Section 4:

“Liquidity Event” means (a) a merger of the Company with or into another entity (if after such merger the holders of a majority of the Company’s voting securities immediately prior to the transaction do not hold a majority of the voting securities of the successor entity) or (b) a sale by the Company of all or substantially all of its assets to an unaffiliated third party.

The Company shall give Holder at least 10 days’ written notice prior to a Liquidity Event.

5          Prepayment. The Company may, in its discretion, prepay this Note in whole or in part prior to the Maturity Date.

6          Controlling Law.  This Note and all questions relating to its validity, interpretation or performance and enforcement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts wholly performed within the borders of such state and without reference to choice-of-law principles thereof. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the State and Federal courts located in New York, New York and further agrees that in the event of any dispute hereunder, any litigation to resolve such dispute may only be brought in such jurisdiction. Each party hereto waives any claim to forum non-conveniens.

7            Waiver of Jury Trial. EACH OF THE COMPANY AND HOLDER KNOWINGLY, IRREVOCABLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED ON THIS NOTE, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY THERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THE LOAN TRANSACTION EVIDENCED BY THIS NOTE.

8            Notices. All notices or communications given or made hereunder shall be in writing and shall be delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, or delivered by reputable overnight courier, to the party at the address set forth below, or at such other place as the Company or Holder may designate by written notice to the other.  Notices given by mail will be deemed to have been given on the third business day after the business day on which the notice is deposited in the mail.  Notices given by overnight courier will be deemed given on the next business day after the business day on which the notice is deposited with the overnight courier. Notices may also be given by e-mail if receipt is acknowledged by the recipient.

9            Transfer; Successors and Assigns; Rights as Stockholder.  The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company, which consent may be withheld at the Company’s discretion. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the same principal amount will be issued to, and registered in the name of, the transferee. Principal and interest, or any

10          Events of Default and Remedies

A.	Events of Default. Each of the following shall constitute an “Event of Default”:

(a)          If either of Brendan Flood or Matthew Briand cease to be employed by the Company (except where either of them voluntarily resigns or is dismissed for gross misconduct or fraud);

(b)          The failure of the Company to pay the principal amount and accrued and unpaid interest on the Maturity Date;

(c)          The material default by the Company under any of its material covenants or representations under the Stock Purchase Agreement, which default is not cured within 30 days after receipt of written notice of such default delivered to the Company by the Holder;

(d)          A decree, judgment, or order by a court of competent jurisdiction shall have been entered adjudging the Company as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization of the Company under any bankruptcy or similar law, and such decree of order shall have continued undischarged and unstayed for a period of 90 days; or a decree or order of a court of competent jurisdiction ordering the appointment of a receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of the Company, or for the winding up or liquidation of the affairs of the Company, shall have been entered, and such decree, judgment, or order shall have remained in force undischarged and unstayed for a period of 60 days;

(e)          The Company shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization under any bankruptcy or similar law or similar statute, or shall consent to the filing of any such petition, or shall consent to the appointment of a custodian, receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of it or any of its assets or property, or shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due.

B.	Acceleration of Maturity Date. If an Event of Default occurs and is continuing, then, and in every such case, unless the principal of this Note shall have already become due and payable, the Holder by written notice to the Company (an “Acceleration Notice”), may declare all of the principal of the Note, together with accrued interest thereon, to be due and payable immediately. If an Event of Default occurs, all principal of and accrued interest on this Note ipso facto shall become and be immediately due and payable without any declaration or other act on the part of the Holder.

C.	Waiver. No delay or omission by the Holders to exercise any right or remedy arising upon any Event of Default shall impair the exercise of any such right or remedy or constitute a waiver of any such Event of Default. Every right and remedy given by this Section or by law to the Holder may be exercised from time to time, and as often as may be deemed expedient, by the Holder. No provision of this Note may be waived unless in writing signed by Holder, and waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision.

11          Waiver and Amendment; Enforceability. Any provision of this Note, including, without limitation, the Maturity Date hereof, and the observance of any term hereof, may be amended, waived or modified (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holder. If one or more provisions of this Note are held to be unenforceable under applicable law, such provisions shall be excluded from this Note, and the balance of this Note shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

12          Lost or Stolen Note.  If this Note is lost, stolen, mutilated or otherwise destroyed, the Company shall execute and deliver to Holder a new promissory note containing the same terms, and in the same form, as this Note. In such event, Holder shall deliver to the Company an affidavit of lost instrument and customary indemnity in respect thereof as a condition to the delivery of any such new promissory note.

13          Amendment. This Note is being issued in a series of Notes relating to that certain SPA. This Note may be amended only by a majority of the holders of such Notes issued in connection with that certain SPA.

[signature page follows]

Company:

STAFFING 360 SOLUTIONS, INC.

By:
Name: A.J. Cervantes
Title: President

[Signature page to Promissory Note of Staffing 360 Solutions, Inc.]